EXHIBIT 23.5

To Whom It May Concern:

We hereby consent to the use in this registration Statement on Amendment No.2 to Form S-4 of our Report of Independent Registered Public Accounting Firm, dated August 26, 2024 on the audit of the consolidated balance sheet of Classover Holdings, Inc. and Subsidiaries (the “Company”) as of June 30, 2024, and the related consolidated statements of operations and comprehensive loss, stockholders’ equity and cash flows from May 2, 2024 (inception) through June 30, 2024, and the related notes (collectively referred to as the “consolidated financial statements”).

We also consent to the references to us under the headings "Experts" in such Registration Statement.

Very truly yours,

/s/ Bush & Associates CPA LLC

Bush & Associates CPA LLC (PCAOB 6797)

Henderson, Nevada

December 23, 2024

179 N. Gibson Rd., Henderson, NV 89014 • 702.703.5979 • www.bushandassociatescpas.com